                                                                    Exhibit 99.1


        OMNISKY FILES FOR EXTENSION ON THIRD QUARTER SEC REPORT; UPDATES
                                STRATEGIC EFFORTS

SAN FRANCISCO, CA - November 14, 2001 - OmniSky Corporation (Nasdaq: OMNY) today announced that it has filed, under applicable Securities and Exchange
Commission regulations, for an extension of time to submit its quarterly report on Form 10-Q for the third quarter ended September 30, 2001. The filing extends the due date for the Form 10-Q until November 19, 2001.

"We remain committed to providing our award-winning service to our customers as we continue to evaluate our strategic options," said Patrick McVeigh, OmniSky's Chairman and Chief Executive Officer. "While we have made every effort over the past several months to raise the additional capital necessary to execute on our business plan, we have not yet been successful in doing so. We continue to actively consider all available options to preserve and enhance our assets for our shareholders and other stakeholders, although our outlook has, unfortunately, been adversely affected by the continued deterioration in the capital markets since September 11. We are also evaluating the potential benefits of a reorganization, sale or other form of restructuring under the federal bankruptcy code and may make a decision to pursue that alternative if we believe it will allow for a more orderly process or advantageous transaction."

ABOUT OMNISKY

OmniSky (www.omnisky.com) is a leading provider of wireless applications and services and offers its proprietary wireless applications and services, including Communications, Content Delivery and Location-Based Services to telecommunications carriers, online service providers, hardware manufacturers and other third parties. OmniSky enables these companies to offer differentiated wireless data solutions on any mobile device, from WAP-compliant cell phones to PDAs and laptop computers, and on the most widely available wireless networks, such as CDPD, CDMA, GSM and GPRS.

OmniSky's award-winning service offers mobile professionals access to up to six e-mail accounts, including corporate e-mail via Microsoft Outlook as well as POP3 e-mail, the ability to search and surf the Internet, a broad range of optimized Web content, and the ability to securely conduct e-commerce transactions. OmniSky offers service for the Palm V and Palm Vx, Handspring Visor Platinum, Visor Prism and Visor Edge, HP Jornada 520/540 Series Pocket PC, Compaq iPAQ Pocket PC and Casio E-125 Pocket PC, as well as a wireless access solution for the HP Pavilion Notebook PC.

SAFE HARBOR

The foregoing information contains forward-looking statements that are based on OmniSky's current expectations. These expectations are subject to risks, uncertainties and other factors that could cause OmniSky's actual results to differ materially from those referred to in these forward-looking statements. Factors that could cause OmniSky's actual results to differ include, but are not limited to, a failure to obtain necessary financing and general economic downturns. These and other risks are more fully described in OmniSky's periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission's web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about OmniSky for a more informed overview of the company.

The OmniSky name and logo are trademarks of OmniSky Corporation. All other trademarks are the property of their respective owners.


Contact(s):
Michael Schnabel
Director of Finance
(415) 764-2201
investors@omnisky.com